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                                                              Exhibit 99.(r)(ii)

                                  RAYMOND JAMES

                            ASSET MANAGEMENT SERVICES

                                 CODE OF ETHICS

I.      INTRODUCTION

This Code of Ethics (hereafter the "Code") has been adopted by Asset Management Services (hereafter "AMS"). This Code is based on the principal that the employees of AMS have the fiduciary responsibility to place the interest of AMS' advisory clients ahead of their own and to avoid activities, interests and relationships that might interfere with ensuring the clients' best interests are served. The following guidelines are to be followed for all transactions (purchases and/or sales) in accounts of AMS employees, employee family members (including the spouse, minor children and adults living in the same household as the employee), and trusts of which they are trustees or in which they have a beneficial interest. Each person who is subject to this Code must at all times:

          A. Place the interests of AMS' advisory clients first. You must avoid serving your own personal interests ahead of the interests of AMS' advisory clients.

          B. Conduct all personal securities transactions in full compliance with this Code and avoid any actual or potential conflicts of interest.

          C.   Avoid taking inappropriate advantage of your position.

Since no set of rules can include all problems or issues that can arise, you are encouraged to address those issues which are unclear to you with the AMS Compliance Officer.

II.     DEFINITIONS

"Access Person" means every employee of AMS or an affiliate who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the block purchase or sale of a security by a manager for the accounts of AMS' advisory clients. Any person supervising an access person as defined herein will also be considered an access person for the purposes of this Code.

"Access Person Account" means the following securities accounts: any personal account of an access person; any joint or tenant-in-common account in which the access person has an interest or is a participant; any account for which the access person acts as trustee, executor, or custodian; any account over which the access person has investment discretion or otherwise can exercise control (other than non-related clients' accounts over which the access person has investment discretion), including the accounts of entities controlled directly or indirectly by the access person; and any other account in which the access person has a direct beneficial interest (other than such accounts over which the access person has no investment discretion and cannot otherwise exercise control); and any account in which an access person's immediate family member (spouse, minor children and adults living in the same household as the access person) has a beneficial interest.

"Beneficial Interest" means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in securities including, but not limited to, all joint accounts, partnerships and trusts.

"Equivalent Security" means any security issued by the same entity as the issuer of a security, including options, warrants, rights, preferred stock, restricted stock, bonds and other obligations of that issuer.

"Security" includes stocks, bonds, notes, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants. Security also includes futures and options on futures.

"Advisory Clients" are those where the client has delegated discretionary investment authority to a third-party investment adviser, or their representative, that executes trades through the AMS Trading Desk. For purposes of the Code, this pertains to all Raymond James Consulting Services ("RJCS") accounts, and discretionary Ambassador, Managed Investment Program ("MIP") and Passport client accounts traded through the AMS Trading Desk.

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III.    TRANSACTIONS BY ACCESS EMPLOYEES

PRE-CLEARANCE REQUIREMENTS

Prior to entering an order for a securities transaction (including equivalent securities) in an access person account, the access person must obtain written authorization from an authorized officer prior to entering the trade. Authorized officers include: Rob Eckardt, Erik Fruland or Jeff Dowdle. For authorized officers, authorization must be obtained from their immediate supervisor or Damian Sousa, Eagle Compliance Officer (a registered principal of RJA). This will be done by submitting a TRADE AUTHORIZATION REQUEST FORM (sample enclosed) to an authorized officer furnishing certain information regarding the proposed trade. The authorized officer will review the request and determine as soon as possible (generally within 24 hours) whether to approve or deny the proposed securities transaction. No order for a securities transaction may be placed prior to the receipt of written authorization from the designee. Upon approval of the proposed securities transaction, the authorized officer will send one copy of the written authorization with the date of the authorization to the employee seeking authorization and a second copy to the appropriate employee file.

In some instances, the authorized officer may reject a proposed securities transaction for a reason that is confidential. The authorized officer will not be required to disclose the reason for the rejection. The authorization provided by the authorized officer is effective, unless earlier revoked, until the earlier of (1) the close of business on the tenth trading day after the authorization is granted, or (2) the authorized officer or the access person learns that the information in the Trade Authorization Request Form is not accurate. If a trade order is not placed within the specified period (10 business days from the authorization date), a new authorization must be obtained before placing the order. If an order has been placed but has not been executed (limit order), a new authorization will not be required, provided the original limit order has not been modified.

The following securities transactions in an access person account are exempt from the pre-clearance requirements set forth above:

     A. Securities transactions in which neither the access person nor any immediate family member (spouse, minor children and adults living in the same household as the access person) knows of the transaction before it is completed (such as discretionary trades made by a fiduciary in which the access person or the immediate family member is not consulted or advised of the trade before it is executed).

     B. Any acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

     C. Any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue.

     D. Any transaction involving bankers' acceptances; bank certificates of deposit; commercial paper; interests in securities comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate federal authority (i.e., options on the S&P); repurchase agreements; securities issued directly by the US Government; securities issued by a registered open-end investment company; securities that are prohibited in AMS advisory client accounts (i.e., shares of RJF); and other securities as may from time to time be designated in writing by the designee on the grounds that the risk of abuse is minimal or non-existent.

While the above transactions have been exempted from the Code's pre-clearance requirement, the AMS Compliance officer reserves the right to review such activity and take any action deemed necessary to avoid potential conflicts of interest.

IV.     TRANSACTIONS BY NON-ACCESS EMPLOYEES

Employees who have not been designated as access persons are still subject to the requirements that they not trade in advance of, or alongside, block transactions accumulating a security for advisory clients, and may not obtain a price on their personal trades better than the block price received by AMS advisory accounts on the same trade date. Accounts maintained by non-access persons may be reviewed periodically to assure compliance with these rules.

Where a non-access employee purchases or sells a security on the same day that advisory clients of AMS effect block transactions in that security, the employee's transaction may be adjusted to a price no better than

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the price received by the AMS advisory client(s) on that day, or disciplinary action may be taken against the employee, depending on the circumstances related to the trade.

V.      ACCESS PERSON TRADE REPORTING REQUIREMENTS

In order to facilitate compliance with the Code, all AMS access employees must supply a copy of the trade confirmation (or have duplicate confirms sent) on ALL trades to AMS Compliance within one business day after the trade date of such transaction. The authorized officer may determine that the trade will have to be reversed (i.e., canceled) or cancelled and corrected if it is in violation of the Code. Additionally, all employees must receive pre-approval from an authorized officer prior to investing in private placements, and all employees are prohibited from investing in an initial public offering ("IPO").

The following persons are authorized to review all accounts of access/non-access persons: Rob Eckardt, Ed Robertson, Dominique Ingold, Brian Robling, Erik Fruland, Jeff Dowdle or Damian Sousa.

VI.     DISCLOSURE OF SECURITIES HOLDINGS BY ACCESS EMPLOYEES

Access persons must supply a copy of monthly brokerage statements for all access person accounts (see "Definitions" for affected accounts) to AMS Compliance within 15 days of month-end. Newly designated access persons must supply a copy of all brokerage statements within 10 days of their designation as an access person, and such statement(s) must be current no more than 45 days prior to their designation as an access person.

VII.    DISCLOSURE OF OUTSIDE BROKERAGE ACCOUNTS

AMS, as a division of Raymond James & Associates (the "Firm"), adheres to Firm policy and generally prohibits employees from maintaining brokerage accounts outside the Firm. As such, all employees must disclose any outside brokerage accounts upon commencement of employment. Such disclosure must be made to an AMS Compliance associate. Outside brokerage accounts must be transferred to the Firm and no further securities trading may be conducted in an outside brokerage account without prior approval from AMS Compliance. Upon commencement of employment, the brokerage statement from the outside brokerage account must be supplied to AMS Compliance for not less than the month preceding employment or any period in which the account is not custodied at the Firm. It is the employee's responsibility to transfer any outside brokerage account to the Firm as soon as possible following commencement of employment. The Firm Policy regarding outside brokerage accounts can be reviewed upon request or by accessing the following link: http://lawncrest.rjf.com/RJA/COMPLI/Outsid_Brokerage.htm.

VIII.   REPORTING VIOLATIONS

As an investment adviser offering our services to the investing public, AMS and the Firm expects its associates to exercise the highest degree of professional business ethics. Therefore, it is each employee's personal responsibility to conform to the Code. In the furtherance of AMS maintaining the highest ethical standards, each employee is strongly encouraged to report actual and/or potential violations of the Code, personal or observed, to the AMS Compliance Officer, who, when appropriate, will maintain the report in the strictest of confidence. Any violation and subsequent reporting of a Code violation will be viewed in the context of both the violation itself, as well as the manner in which the violation was reported.

IV.     OTHER GUIDELINES

As employees of Raymond James Financial, Inc., AMS employees are expected to comply with all guidelines set forth by Raymond James Financial, Inc. in regard to personal securities transactions. A copy of the Firm Code of Ethics is available at the following link:
http://lawncrest.rjf.com/HR/CONTENT/ER/RJFethics.htm.

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ACKNOWLEDGMENT OF RECEIPT AND ANNUAL CERTIFICATION OF COMPLIANCE WITH AMS CODE
OF ETHICS

I hereby certify: (i) I have received, read and understand the AMS Code of Ethics (the "Code"); (ii) I recognize that I am subject to the compliance policies and procedures contained therein; (iii) I have complied and will comply with the Code, including all applicable disclosure and pre-clearance reporting requirements; (iv) I have disclosed and reported all personal securities transactions to AMS Compliance in a manner consistent with the requirements set forth in the Code; (v) I have custodied my investment account(s) at Raymond James & Associates, Inc. or I have received written approval from AMS Compliance to maintain an outside brokerage account(s) and duplicate statements and confirmations are sent to AMS Compliance by the outside brokerage firm; (vi) as applicable, such brokerage account statements and trade confirmations are complete and accurate; and (vii) I understand that I may be subject to sanctions up to and including termination of employment for material violations of the Code.


-----------------------------------   / /  Check Here if Access Person
Employee Signature


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Print Name                            Job Title


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Dated

Please list all related Raymond James and outside investment accounts. Please indicate where any outside accounts are held. Accounts established directly with a fund company or by means of a periodic investment plan with the issuing company or their transfer agent must be disclosed (i.e. shareBuilder, outside employer stock ownership plan, etc.). ANY NEW ACCOUNTS THAT ARE OPENED IN THE FUTURE WILL BE THE RESPONSIBILITY OF THE ASSOCIATE TO NOTIFY AMS COMPLIANCE WITHIN 10 DAYS OF THE ACCOUNT OPENING.

     ACCOUNT NUMBER                   ACCOUNT TITLE

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